UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 5, 2013 (September 5, 2013)

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS		60045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On September 5, 2013, Tenneco Inc. announced its intention to close its ride performance plant in Gijon, Spain and decomplex its ride performance plant in Sint-Truiden, Belgium as the company continues to take actions to address ongoing weak macroeconomic conditions in Europe. The actions announced today are subject to consultation with employee works councils. Tenneco expects to record charges of $63 million related to these actions, of which $55 million will be recorded in the third quarter. These charges include non-cash asset impairments, the cost of relocating tooling, equipment and production to other facilities, severance and retention payments to employees and other costs related to these actions.

This announcement follows the company’s closing of an aftermarket facility in Vittaryd, Sweden, which was completed in August, 2013. These actions, including the Vittaryd closure, are part of Tenneco’s previously announced cost reduction initiative that is intended to reduce structural costs in Europe by $60 million annually with related costs of approximately $120 million. Tenneco expects that most of the expense will be recorded in 2013 and 2014, and that the company will reach a full savings run rate in 2016. The actions related to this announcement would be expected to represent $22 million of the projected savings.

A copy of the company’s press release, dated September 5, 2013, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

99.1	Press release issued September 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: September 5, 2013	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary